Exhibit 21.2

Commonwealth Edison Company (50% and Greater) 12/31/2023

Subsidiary	Jurisdiction
Commonwealth Edison Company of Indiana, Inc.	Indiana
ComEd Financing III	Delaware
EdiSun, LLC	Delaware
RITELine Illinois, LLC	Illinois